April 27, 2012

Arthur C. Young
Managing Partner
Blum Capital Partners, LP
909 Montgomery St.
San Francisco CA 94133

Dear Arthur:

The Board of Directors (“Board”) of JDA Software Group, Inc. (the “Company”) has authorized me to extend to you an invitation to join the Board. We are convinced that you would be a wonderful addition to the Company and would be honored to have you serve as a Director on the Board as the Company continues to grow and prosper. As a prospective new Director, we wish to bring the following to your attention:

1.    Effectiveness of Appointment. Your appointment to the Board is subject to (i) your execution of this letter, and (ii) your completion, and our acceptance, of the enclosed Director & Officer Questionnaire.

2.    Role and Legal Responsibilities. You will have the customary roles and responsibilities of a Director, which include the exercise of fiduciary duties on behalf of all stockholders of the Company. As a Director, you agree to dedicate a reasonable amount of time tending to matters of the Board, including, but not limited to, attending regular meetings of the Board and committees on which you serve. You will have other duties as a director of a public company that are described in a Board of Directors memorandum that you will receive separately with your Board materials. In addition, if necessary, we will work with you to help you apply for EDGAR codes, which will be necessary for us to file applicable Section 13 and Section 16 reports on your behalf in the future (including a Form 3 to be filed within ten days of your appointment, and Form 4s to be filed within two days of any equity grant or other stock trading activity as described in the Insider Trading Policy discussed below).

3.    Compensation. Our current compensation program for non-employee directors is as follows:

Annual Retainer:	$45,000
Annual Committee Chairman Retainers:
Audit Committee	$20,000
Compensation Committee	$10,000
Nominating & Governance Committee	—
Fees for Attendance at Scheduled Meetings:
Audit Committee	$1,500
Compensation Committee	$1,500
Nominating & Governance Committee	$1,500
Board (in excess of six per fiscal quarter)	$1,000
Restricted Stock Awards:
One-time grant upon joining Board	2,000 shares
Annual grant (corresponds to Board fiscal year)	4,000 shares

4.    Expense Reimbursement. The Company will reimburse you for all reasonable out-of-pocket travel expenses incurred (consistent with the Company's travel and expense reimbursement policies as then in effect) in connection with attending meetings of the Board or any committees on which you serve.

5.    Confidential Information. As a Board member, you will have access to certain Company confidential and proprietary information. To protect the interests of the Company, you agree to execute the Company's standard Confidentiality Agreement, which provides that all such information, including information that you previously became aware of through your discussions with Board members or the Company's management, will remain the sole and exclusive property of the Company and you will not use or disclose such information except to the extent required to perform services for the Company as a Board member. The terms of the Confidentiality Agreement shall govern your rights in this regard. Please note that within four trading days of the effectiveness of your appointment, the Company will file a Form 8-K announcing your appointment. We ask that you please keep the information regarding your appointment confidential until the 8-K is filed.

6.    Company Policies and Agreements. Enclosed (or available on the investor relations page at www.jda.com) are the following additional documents for your review, which include agreements and policies that apply to members of our Board, as well as the Company's governance documents:

•	Director & Officer Questionnaire (to be completed and returned with this letter)

•	Confidentiality Agreement

•
Indemnification Agreement (to be entered into effective upon your appointment, and which will serve to indemnify you in your capacity as a director of the Company (but not the investment funds that are managed by you and Blum Capital)) Insider Trading Policy (note, in particular, the risk that any information to which you are privy as a Board member may be attributable to the investments funds managed by you or Blum Capital)

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Third Restated Certificate of Incorporation

•	First Amended and Restated Bylaws

•	Committee Charters

7.    Proxy Solicitation.   You and each of your affiliated investment funds over which you have voting authority (“Investment Funds”) agree not to enter into a proxy solicitation process to advance an alternative slate of directors other than the one being proposed by the Company's Board.  The Company and its Board agree to re-evaluate and consider removing this provision as condition of your Board service within twelve months of your acceptance of this offer.

8.    Other. By accepting this offer, you represent and warrant that you have the authority to make the commitments set forth herein and that your relationship with the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. This letter agreement will be construed and interpreted in accordance with the laws of the State of Delaware.

You may return a copy of this letter and your completed Director & Officer Questionnaire to Michael Bridge, our general counsel, either by mail at the letterhead address or by email as a PDF to mbridge@jda.com. Upon our review and acceptance of the questionnaire, we will notify you that your appointment is effective.

We are excited about the prospect of you joining the Board and working with the other members of the Board and the management team to lead the Company into its next phase of growth and success.

JDA SOFTWARE GROUP, INC.

By:	/s/ James D. Armstrong
James D. Armstrong
Chairman of the Board

ACCEPTED AND AGREED:

/s/ Arthur C. Young
Arthur C. Young

Date: April 30, 2012